UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2014

Stockbridge/SBE Investment Company, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 000-55258

Delaware	45-5141749
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2535 Las Vegas Boulevard South Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

415-658-3300

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 16, 2014, Stockbridge/SBE Holdings, LLC (“Holdings”), a wholly-owned subsidiary of Stockbridge/SBE Investment Company, LLC (the “Company”), entered into a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, collateral agent, swingline lender and the issuing bank, J.P. Morgan Securities LLC, as lead arranger and sole bookrunning agent, Union Gaming Advisors, LLC, as documentation agent, and the lenders party thereto, which provides for a $65,000,000 senior secured revolving credit facility (such agreement, the “Revolving Credit Agreement” and such facility, the “Revolving Credit Facility”). The Revolving Credit Facility is scheduled to mature on September 30, 2018 or, if the credit agreement, dated as of May 2, 2012, as amended, by and among Holdings, the Company, the other guarantors party thereto from time to time, the lenders party thereto, J.P. Morgan Securities LLC, KeyCorp Real Estate Capital Markets, Inc., and Union Gaming Advisors, LLC (the “Senior Construction Facility”), has not been refinanced in full prior to November 2, 2016 with indebtedness maturing later than December 31, 2018, on November 2, 2016.

Proceeds from the Revolving Credit Facility will be used by Holdings to finance ongoing working capital and general corporate needs. Holdings may not draw on the Revolving Credit Facility until certain conditions have been satisfied, including the receipt of all material permits required for the design, construction and operation of the SLS Las Vegas hotel-casino (the “SLS Las Vegas”) and the payment of all amounts owed to contractors in connection with the opening of the SLS Las Vegas. Additionally, each time Holdings borrows funds under the Revolving Credit Facility that would result in the outstanding principal balance exceeding $22,500,000, Holdings must first obtain the consent of the requisite parties under (i) the Senior Construction Facility; (ii) the loan agreement, dated as of January 30, 2014, between Holdings, as borrower, and SLS Tranche 1 Lender, LLC, as lender (as amended, the “EB-5 Tranche 1 Loan Agreement”); and (iii) the loan agreement, dated as of May 1, 2013, between Holdings, as borrower, and SLS Lender, LLC, as lender (as amended, the “EB-5 Tranche 2 Loan Agreement”), to the extent any such loan agreement is then outstanding, and each agent under any Qualified Additional Financings (as defined in the Revolving Credit Agreement) then outstanding. No assurance can be given that such consent, if sought, will be obtained. Amounts borrowed under the Revolving Credit Facility may be repaid and reborrowed through maturity. All amounts owing under the Revolving Credit Facility are secured by a first priority security interest on all assets of Holdings, the Company, and SB Gaming, LLC (“SB Gaming”) under a security agreement, dated as of September 16, 2014, among Holdings, the Company, SB Gaming and JPMorgan Chase Bank, N.A., as collateral agent. All obligations under the Revolving Credit Agreement are also guaranteed by each of the Company and SB Gaming.

Advances under the Revolving Credit Facility will bear interest, at Holdings’ option, at an annual rate of either (i) a base rate, which will be the prime rate of JPMorgan Chase Bank, N.A. plus an applicable margin; or (ii) the applicable London Interbank Offered Rate plus an applicable margin.

The Revolving Credit Facility contains events of default customary for credit facilities of this nature, including, but not limited to, the failure to pay any principal, interest or fees when due, failure to satisfy any covenant, untrue representations or warranties, impairment of liens, events of default under any other loan document under the Revolving Credit Facility, default under any other material debt agreements, insolvency, certain bankruptcy proceedings, change of control and material litigation resulting in a final judgment against Holdings or any subsidiary guarantor. The Revolving Credit Facility also contains various financial covenants which require Holdings to maintain (i) specified consolidated first-lien leverage ratios and interest-coverage ratios that decrease over time; and (ii) maximum capital expenditures that do not exceed $12,500,000 annually. Upon the occurrence and during the continuation of an event of default under the Revolving Credit Facility, the lenders may, among other things, accelerate and declare the outstanding loans to be immediately due and payable and exercise remedies against Holdings and the collateral as may be available to the lenders under the Revolving Credit Facility and other loan documents.

Pursuant to intercreditor agreements, (i) the Revolving Credit Facility is senior to the Senior Construction Facility in an amount up to $22,500,000 and all amounts under the Revolving Credit Facility that exceed $22,500,000 are subordinate to the Senior Construction Facility; and (ii) the lien priority and payment priority of the Senior Construction Facility and Revolving Credit Facility are each senior to SLS Lender, LLC’s rights under the EB-5 Tranche 2 Loan Agreement, and to SLS Tranche 1 Lender, LLC’s rights under the EB-5 Tranche 1 Loan Agreement.

Concurrent with entering into the Revolving Credit Facility, the Company, Holdings, KeyBank National Association (as successor by merger to KeyCorp Real Estate Capital Markets, Inc., “KeyBank”), other lender parties under the Senior Construction Facility, JPMorgan Chase Bank, N.A., SLS Lender, LLC, and SLS Tranche 1 Lender, LLC entered into an amendment, dated as of September 16, 2014, which, among other things, amends certain covenants in the Senior Construction Facility; the intercreditor agreement, dated as of January 30, 2014 (as amended, modified or supplemented from time to time; and the disbursement agreement, dated as of May 2, 2012 (as amended, modified or supplemented from time to time to amend the Project Budget (as defined therein).

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Stockbridge/SBE Investment Company, LLC

September 22, 2014	By:	/s/ Gabriel Frumusanu
Gabriel Frumusanu
Vice President of Finance (Principal Financial Officer)